Exhibit 10.1

LOAN AGREEMENT

(Loan 1)

THIS LOAN AGREEMENT (“Agreement”) is made as of December 2, 2016, by and between FAMOUS DAVE’S OF AMERICA, INC., a Minnesota corporation, and MINWOOD PARTNERS, INC., a Delaware corporation (collectively, the “Borrower”) and VENTURE BANK, a Minnesota banking corporation (“Lender”).

RECITALS:

A. Lender has agreed to make a loan (“Loan”) to Borrower in the principal amount of three million seven hundred thousand and no/100 dollars ($3,700,000.00) for the following purposes: (1) refinancing certain debt obligations of the Borrowers; and (2) paying certain other costs approved by Lender, all in accordance with this Agreement.

B. To evidence the Loan, the Borrower is executing and delivering to the Lender a promissory note of even date herewith in the amount of the Loan.

C. As security for repayment of the Loan, Borrower is executing and delivering a mortgage and security agreement and fixture financing statement of even date herewith that grants Lender a security interest in the Real Property.

D. Famous Dave’s Of America, Inc. and D&D Of Minnesota, Inc., a Minnesota corporation, Famous Dave’s Ribs Of Maryland, Inc., a Minnesota corporation, Famous Dave’s Ribs, Inc., a Minnesota corporation, Famous Dave’s Ribs-U, Inc., a Minnesota corporation, and Lake & Hennepin BBQ & Blues, Inc., a Minnesota corporation, all of which are affiliates of the Borrower, are entering into a separate loan agreement of even date herewith under which Lender has agreed to make two loans in the aggregate principal amount of seven million three hundred thousand and no/100 dollars ($7,300,000.00), one in the principal amount of six million three hundred thousand and no/100 dollars ($6,300,000.00) (“Loan 2”) and the other in the principal amount of one million and no/100 dollars ($1,000,000.00) (“Loan 3”).

NOW, THEREFORE, in consideration of the making of the Loan and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the parties hereto agree as follows:

Section 1. Definitions. For the purposes of this Agreement and any amendments or supplements, the following terms have the following meanings:

1.1 “Affiliate” means a person or entity who controls, is controlled by or is under common control with another person or entity.

1.2 “Agreement” has the meaning set forth in the preamble and includes any amendments or supplements.

1.3 “Assignment of Rents” means the Assignment of Rents and Leases of even date herewith from Borrower to Lender, including any amendments or supplements.

1.4 “Borrower” means Famous Dave’s of America, Inc., a Minnesota corporation, and Minwood Partners, Inc., a Delaware corporation, jointly and severally.

1.5 “Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on the balance sheet of the Borrower prepared in accordance with GAAP.

1.6 “Collateral” means all property and assets granted as security for this Loan, including, but not limited to, the Land and Improvements, whether real or personal property, whether granted directly or indirectly, whether granted now or in the future and whether granted in the form of a security interest, mortgage, assignment, pledge, conditional sale, lien or lease, or any other security or lien interest whatsoever, whether created by law, contract or otherwise.

1.7 “Commitment for Title Insurance” means a title commitment for a loan policy of title insurance in the amount of three million seven hundred thousand and no/100 dollars ($3,700,000.00) issued by Title, by which Title commits to issue a loan policy of title insurance that:

1.7.1 specifically insures that the Mortgage is a first and prior lien on the Mortgaged Property;

1.7.2 waives the standard exceptions and insures over (A) rights and claims of parties in possession and (B) mechanic’s, contractor’s or materialmen’s liens and lien claims;

1.7.3 waives the survey exception and provides survey coverage;

1.7.4 is subject only to those exceptions specifically approved by Lender; and

1.7.5 includes such endorsements required by Lender.

1.8 “Deposit Account” means the primary deposit account of Borrower maintained with the Lender, which deposit account has been initially created as checking account no. 049031.

1.9 “EBITDA” means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Borrower and its subsidiaries in accordance with GAAP, (a) consolidated net income for the most recently completed period plus (b) the following to the extent deducted in calculating such consolidated net income (without duplication): (i) interest expense, (ii) the provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non-cash charges and losses, including any write-offs or write-downs and in respect of equity-based compensation and asset impairment, (v) any non-recurring legal or severance costs, fees or charges paid in cash during the period, and (vi) any other non-recurring costs, fees or charges paid in cash during the period and approved by the Lender in its sole and absolute discretion.

1.10 “GAAP” has the meaning set forth in Section 4.3.

1.11 “Growth Capital Expenditures” means Capital Expenditures related to the construction, acquisition or opening of new restaurants during any fiscal year.

1.12 “Improvements” means all buildings, improvements, structures and fixtures now or hereafter existing on the Land; including, but not limited to, the following: all machinery, appliances and equipment used to supply heat, gas, electricity, air conditioning, water, light, waste disposal, power, refrigeration, ventilation, fire and sprinkler protection, and other building services; all building materials, supplies and goods intended to be incorporated into the foregoing; all draperies, carpeting, floor coverings, screens, storm windows and window coverings, blinds, awnings, shrubbery and plants; and all elevators, escalators and shafts, motors, machinery, fittings and supplies necessary for their use, and all parking areas, roadways, curbing, sidewalks and walkways, loading docks, landscaping and signs (it being understood that the enumeration of any specific articles of property will in no way be held to exclude any items of property not specifically enumerated).

1.13 “Indebtedness” means all loans, including this Loan, together with all other obligations, debts and liabilities of Borrower to Lender, as well as all claims by Lender against Borrower, whether now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated; whether Borrower may be liable individually or jointly with others; whether Borrower may obligated as guarantor, surety or otherwise; whether recovery upon such indebtedness may be or hereafter may become barred by any statute of limitations and whether such indebtedness may be or hereafter may become unenforceable.

1.14 “Indemnity Agreement” means the Environmental Indemnification Agreement of even date herewith from Borrower, as indemnitor to Lender, including any amendments or supplements.

1.15 “Land” means the real estate, interests in real estate and other rights described in Exhibit A to the Mortgage.

1.16 “Lease(s)” means any lease for space within the Mortgaged Property.

1.17 “Leasing Documents” means the following documents for each Lease, as the same from time to time may be amended or supplemented:

1.17.1 Lease;

1.17.2 Subordination, non-disturbance and attornment agreement for a Lease (to the extent not provided for in the terms of the Lease); and

1.17.3 Tenant’s estoppel certificate for a Lease.

1.18 “Lender” has the meaning set forth in the preamble, and includes Lender’s successors and assigns.

1.19 “Loan” has the meaning set forth in the recitals.

1.20 “Loan Agreement 2” means that certain loan agreement of even date herewith under which Lender has agreed to make a loan in the principal amount of Loan 2 and Loan 3 to Famous Dave’s Of America, Inc., D&D Of Minnesota, Inc., Famous Dave’s Ribs Of Maryland, Inc., Famous Dave’s Ribs, Inc., Famous Dave’s Ribs-U, Inc., and Lake & Hennepin BBQ & Blues, Inc.

1.21 “Loan Charges” means all costs and expenses incurred by Borrower or Lender in connection with the Loan, including, but not limited to, commitment fees paid to Lender, brokerage fees, interest charges, service fees, document preparation expenses, title and conveyancing charges, recording and filing fees and taxes, mortgage or registration taxes, escrow fees, revenue and tax stamp expenses, real estate taxes, special assessments, insurance premiums (including title insurance premiums), utility charges, finder’s fees, placement fees, surveyor fees, photographer fees, appraiser fees, architect fees, travel expenses incurred by Lender in connection with inspections of the Mortgaged Property, accountants’ fees and attorneys’ fees (including Lender’s attorneys’ fees and legal expenses incurred in connection with the preparation, administration or enforcement of the Loan Documents). Loan Charges also means all costs and expenses incurred by Borrower or Lender with respect to the prosecution or defense of any action or proceeding or other litigation affecting Borrower, the Mortgaged Property or any other security given for the Loan.

1.22 “Loan Documents” means the following documents, as the same from time to time may be amended or supplemented, each of which must be satisfactory to Lender in form and substance:

1.22.1 Loan Proposal;

1.22.2 this Agreement;

1.22.3 Note;

1.22.4 Mortgage;

1.22.5 Assignment of Rents and Leases;

1.22.6 Indemnity Agreement;

1.22.7 Security Agreement;

1.22.8 UCC-1 Financing Statement;

1.22.9 all other documents related to the Loan.

For purposes of this Agreement, “Material Loan Documents” means the Loan Documents described in Sections 1.22.2 through 1.22.8 above.

1.23 “Loan Origination Fee” means a non-refundable loan origination fee payable by Borrower to Lender in the amount of eighteen thousand five hundred dollars and no/100ths ($18,500.00) for making the Loan.

1.24 “Loan Proposal” means the loan proposal letter dated October 13, 2016 by and between Borrower and Lender together with any amendments or supplements.

1.25 “Mortgage” means the mortgage and security agreement and fixture financing statement of even date herewith from Borrower to Lender securing the Loan, including any amendments or supplements.

1.26 “Mortgaged Property” means the Land and Improvements and any other land and property, tangible or intangible, mortgaged pursuant to the Mortgage.

1.27 “Note” means a promissory note from Borrower to Lender in the original principal amount of three million seven hundred thousand and no/100 dollars ($3,700,000.00), which evidences Borrower’s obligation to repay the Loan with interest, and each amendment, modification, extension or renewal thereof.

1.28 “Organizational Documents” means the following documents, each of which must be satisfactory to Lender in form and substance:

1.28.1 Articles of Incorporation of each Borrower;

1.28.2 Bylaws of each Borrower;

1.28.3 Certificate of Secretary of Borrower;

1.28.4 Resolutions of Directors of Borrower approving the transaction and authorizing one or more persons to sign documents on behalf of the entity; and

1.28.5 Certificate or other evidence of good standing of Borrower.

1.29 “Permitted Liens” has the meaning set forth in Schedule 5.2.

1.30 “Permitted Indebtedness” has the meaning set forth in Schedule 5.3.

1.31 “Phase II Environmental Assessment” means the phase II environmental assessment on the Mortgaged Property located in Plymouth, Minnesota that must be obtained by the Borrower after closing as described in Section 4.19.3 below

1.32 “Related Party” means a party that is any of the following: (i) an Affiliate of Borrower; (ii) an individual or entity that has, directly or indirectly, a 10% or more ownership interest in the Borrower; or (iii) an entity that is owned entirely or in part by the Borrower.

1.33 “Security Agreement” means the security agreement of even date herewith from Borrower to Lender, including any amendments or supplements.

1.34 “Title” means DCA Title as an agent of Old Republic National Title Insurance Company.

1.35 “Transfer” means any sale, grant, pledge, assignment, mortgage, encumbrance, security interest, consensual lien, hypothecation, lease (other than bona fide third party leases for actual occupancy by a tenant), transfer or divesture of an interest in (i) the Collateral (except as permitted by clause (ii)) or the Mortgaged Property, or (ii) all or any substantial part of the assets of the Borrower except for assets sold in the ordinary course of Borrower’s business. Any change in the legal or equitable title of the Collateral or the Mortgaged Property whether or not of record and whether or not for consideration will be deemed a Transfer.

Section 2. The Loan and Conditions of Lending.

2.1 Loan. Subject to the conditions and terms of this Agreement, Lender agrees to make the Loan to Borrower in the principal amount of three million seven hundred thousand and no/100 dollars ($3,700,000.00). Borrower agrees to borrow the amount of the Loan from Lender in accordance with this Agreement. The Loan will be made simultaneously in a single advance upon the closing of the Loan, subject to satisfaction of the conditions precedent set forth in Section 2.2.

2.2 Conditions Precedent to the Loan. The obligations of the Lender to make the Loan under this Agreement are subject to the following conditions precedent being satisfied, in Lender’s sole discretion, on the date of such advance:

2.2.1 Approval by Lender’s Counsel. All legal matters incidental to the extension of credit by Lender under this Agreement and the Loan Documents are reasonably satisfactory to Lender’s counsel.

2.2.2 Loan and Organizational Documentation. Borrower must deliver, without expense to Lender, originals of each of the Loan Documents and copies of the Organizational Documents, duly executed to the extent required by Lender, all in accordance with terms and conditions acceptable to Lender. The documents required by Lender to be recorded or filed must have been recorded or filed, without expense to Lender, and all recording fees, filing fees, charges, expenses and taxes (including, but not limited to, mortgage registration tax) must have been paid by Borrower.

2.2.3 No Default; True and Correct Representations. There is no default, or no occurrence of an event that would become a default, under the terms of this Agreement or any of the Material Loan Documents. The representations and warranties in Section 3 of this Agreement must be true and correct in all material respects as of the date of the advance.

2.2.4 Financial Statements and Change in Financial Condition. Borrower will deliver, without expense to Lender, copies of all financial statements of the

Borrower as requested by the Lender for loan approval and thereafter in accordance with this Agreement. There has not been any material adverse change, as determined by Lender, in the financial condition or business of Borrower, nor any material decline in the market value of any Collateral or the Mortgaged Property or a substantial or material portion of the assets of Borrower.

2.2.5 Leasing Documents. Borrower will deliver, without expense to Lender, copies of the Leasing Documents, duly executed to the extent required by Lender, all in accordance with terms and conditions acceptable to Lender.

2.2.6 Legal Opinion. Opinion of Lindquist & Vennum LLP as counsel for Borrower delivered to the Lender, providing customary legal opinions (subject to customary and reasonable assumptions and qualifications) ordinarily delivered in transactions of the type contemplated hereby

2.2.7 Payment of Fees. Payment of all reasonable and out-of-pocket fees and expenses then due and payable pursuant to this Agreement and the Loan Documents.

2.2.8 Appraisal. Lender obtaining, without expense to Lender, an appraisal of the Mortgaged Property prepared by a licensed appraiser approved by Lender that shows a fair market value that is acceptable to Lender.

2.2.9 Title to the Land. The title to the Land must be satisfactory in all respects to Lender, and Title must have agreed to provide the Commitment for Title Insurance and agreed to insure Lender in accordance with a title insurance policy and endorsements satisfactory in all respects to Lender.

2.2.10 Governmental Compliance and Approvals. Evidence satisfactory to the Lender that the Improvements are permitted by and comply in all material respects with all applicable governmental regulations and all applicable restrictions and requirements.

2.2.11 Environmental Assessment. Borrower must deliver, without expense to Lender, a phase I environmental assessment that is acceptable to Lender.

2.2.12 Insurance. Borrower must deliver, without expense to Lender, evidence satisfactory to the Lender of the insurance required to be maintained by Borrower under this Agreement and the Mortgage.

2.2.13 UCC Searches. Lender obtaining, without expense to Lender, Uniform Commercial Code searches and federal and state lien searches as of the date of the Mortgage or the most current date for which such searches are available, showing no financing statements or tax liens of record with respect to the Borrower.

2.2.14 Deposit Account. Borrower opening and maintaining the Deposit Account with Lender for all funds of Borrower related to its operation and the authorization to deduct payments made under the Note directly from the Deposit Account.

2.3 Partial Release of Mortgaged Property. Lender agrees to release from the lien of the Mortgage and the other Loan Documents, as applicable, portions of the Mortgaged Property upon the closing of the sale thereof or by request of the Borrower (hereinafter referred to as a “Release Parcel”), upon satisfaction by Borrower of the following terms and conditions:

2.3.1 Lender approves such release in writing, which consent will not be unreasonably withheld;

2.3.2 Borrower shall have made such request at least ten (10) business days prior to the requested release date;

2.3.3 On requested release date, and on the actual release date, no Default or Event of Default shall exist under the Mortgage and Loan Documents;

2.3.4 A Release Parcel must be released as a whole and not in part; and

2.3.5 Upon any such release of a Release Parcel, Borrower shall pay Lender in immediately available funds an amount (hereinafter referred to as a “Release Amount”) equal to the greater of (i) the fair market value of the Release Parcel as determined by a new appraisal completed at the time of requested release by an appraiser acceptable to the Lender and agreed to by the Borrower, or (ii) the value for the Release Parcel shown on Exhibit 2.3 attached hereto. The Release Amount for the release of each Release Parcel shall be applied to the principal, interest, fees, costs and expenses due to Lender under Loan 1, whether then due and payable or not, and if Loan 1 is paid in full then to the principal, interest, fees, costs and expenses due to Lender under Loan 2, whether then due and payable or not, and will not be subject to any pre-payment penalty. The cost of the appraisal for the Release Parcel will be paid by the Borrower.

Section 3. Representations and Warranties. Borrower represents and warrants to Lender, as of the date of this Agreement, as follows:

3.1 Legal Existence and Authorization. Each Borrower is a corporation duly organized and in good standing under the laws of the State of Minnesota and has the power to enter into and has authorized execution and delivery of this Agreement, the Loan Documents and the Leasing Documents to which it is a party. Borrower will, at all times, preserve and maintain its existence and all of its rights, privileges and franchises and will comply in all material respects with all applicable laws and regulations regarding its existence.

3.2 Validity of Documents. Each Loan Document and Leasing Document to which Borrower is a party has been duly executed and delivered by Borrower and is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and no default exists under any such documents.

3.3 No Violation. The execution and delivery of this Agreement, the Loan Documents and the Leasing Documents to which Borrower is a party, the consummation of the transactions contemplated hereby and the fulfillment of the terms and conditions hereof do not and will not violate the Organizational Documents or conflict with or result in a breach of or constitute a default under any of the terms or conditions of any mortgage, indenture, loan agreement or any instrument to which Borrower is now a party or which is binding upon Borrower or its properties and do not and will not result in violation of any order, decree, statute, rule or regulation of any court or of any state or federal regulatory body having jurisdiction over Borrower or its properties, and do not and will not result in the creation or imposition of any lien, charge or encumbrance of any nature upon any property or assets of Borrower contrary to the terms of any indenture, mortgage or other agreement or instrument to which Borrower is a party or by which its assets are bound.

3.4 Litigation and Judgments. Except as set forth on Schedule 3.4, there is no suit, action, proceeding or investigation pending or threatened against or affecting Borrower (or any basis therefor) at law or in equity or by or before any court, arbitrator, administrative agency or other federal, state or local governmental authority which individually or in the aggregate, if adversely determined, might have a material adverse effect on, or affect the validity as to Borrower of, any of the transactions contemplated hereby or the ability of Borrower to perform their obligations under this Agreement or the Loan Documents. There are no judgments against Borrower that have not been satisfied.

3.5 Title to the Collateral. All of Borrower’s assets are titled in its legal name. Except for Permitted Liens, Borrower owns and has good title to all of the Collateral free and clear of all security interests, and Borrower has not executed any security documents or financing statements relating to such assets. Except for the Permitted Liens, all mortgages and UCC financing statements, together with any amendments and continuations, filed against the Collateral or Borrower with respect to the Collateral have been satisfied, terminated or released and said documents evidencing the same will be filed with the appropriate governmental authority upon the closing of the Loan. In the event that any termination or release is not filed as required, Lender is authorized to file the termination and/or release.

3.6 Tax Returns. To the best of Borrower’s knowledge, all tax returns and reports of Borrower required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those disclosed by Borrower to Lender that are presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

3.7 Correctness of Financial Statements. Any and all financial statements delivered to Lender by Borrower are true and correct in all respects and fairly present the financial conditions of Borrower as of the date of the financial statement. No material adverse change has occurred in the financial conditions reflected in these financial statements of Borrower since the date of the statement and no additional borrowing has been made by Borrower since such date other than the borrowing contemplated under this Agreement or otherwise approved by Lender. Neither the financial statements or any certificate or statement furnished to Lender by or on behalf of Borrower in connection with this transaction, nor the representations and warranties contained in this Agreement, contain any untrue statements of a material fact or omit to state a material fact necessary in order to make any statements not misleading. To the best knowledge of Borrower, there is no fact which materially or adversely effects or in the future (so far as Borrower can now foresee) may materially or adversely affect the business or prospects or condition (financial or other) of Borrower or their properties or assets, including the Collateral, which has not been set forth in a certificate or statement furnished to Lender by Borrower.

3.8 Organizational Documents. All Organizational Documents of the Borrower have been delivered to Lender and are true and correct in all respects and fairly present the organization of the entity. No material adverse change has occurred in the organization of the entity reflected in these Organizational Documents since their respective dates and no additional agreements have been made by Borrower concerning the organization of the entity.

3.9 Other Obligations. Except as described on Schedule 3.9, Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

3.10 Environmental Matters. Except as described on Schedule 3.10, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

3.11 Compliance. Except as otherwise disclosed herein, the Land and Improvements are in material compliance requirements of law, including requirements of any federal, state, county, city or other governmental authority having jurisdiction. All material requirements and permits and approvals (including without limitation all building permits and zoning, environmental and land use approvals) necessary to enable Borrower to acquire and operate the Land and Improvements have been obtained and will be maintained in full force and effect. Except as set forth in the Commitment for Title Insurance, the Improvements are entirely within the Land and do not encroach upon any easement or land of others.

3.12 Condition of Mortgaged Property. Borrower has inspected the Mortgaged Property and it is in good condition, repair and operating condition, normal wear and tear excluded, free from any material defect, misuse, or item of repair.

3.13 No Ownership of Other Parcels related to the Mortgaged Property. Neither Borrower owns any property related or adjacent to the Mortgaged Property that is not encumbered by the Mortgage and defined as Mortgaged Property under this Agreement. Borrower will provide Lender with written notice of the purchase of any property related or adjacent to the Mortgaged Property by Borrower.

3.14 Leases. Borrower is the landlord with all of landlord’s right, title and interest with respect to the Leases. There is no default under any Lease and all Leases specifically set forth in this Agreement are in full force and effect. Any rights of tenant to purchase the Land under any Lease have been properly waived and released by tenant. All Leases will be subordinate to the Mortgage unless Lender agrees in writing that the Mortgage is subordinate to such Lease. Borrower must, upon request by Lender, provide Lender with a copy of each proposed or executed Lease and with financial information on the proposed tenant in the possession or control of Borrower. Borrower must, upon request by Lender, provide Lender with a status report of all Leases of space within the Mortgaged Property that shows the names of all tenants, the areas leased, the major terms of all Leases, the current status and amount of rents payable of each Lease, and all letters of intent or agreements to lease.

Section 4. Affirmative Covenants of Borrower. Borrower covenants, that so long as Lender remains committed to extend credit to Borrower pursuant to this Agreement, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding (other than inchoate indemnification obligations for which no claim has been made), and until payment in full of all obligations of Borrower in connection with the Loan, or unless Lender otherwise consents in writing, that Borrower must do the following:

4.1 Punctual Payments. Punctually pay all principal, interest, fees, Loan Charges and other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Lender, pay the amount by which the outstanding principal balance of any credit advanced under this Agreement exceeds any applicable limitation on borrowings. Borrower will reimburse Lender all expenses paid to third parties of the nature described in this Section which have been or may be incurred by Lender with respect to the Loan. Lender may pay or deduct from the Loan proceeds any of such expenses, and any Loan proceeds so applied will be deemed advances under this Agreement.

4.2 Financial Statements and Reporting Requirements. Borrower must furnish to Lender the following information at the following times:

4.2.1 Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each fiscal year, Borrower must furnish to Lender the following: (i) annual financial statements of Borrower for the calendar year end, which financial statements must include, but not be limited to, a balance sheet, a statement of liabilities and shareholder equity, a statement of income or loss and retained earnings, statement of cash flows, and a statement of changes in financial position, all with footnotes, if any, included; and (ii) any other financial statements and information that Lender reasonably requests. All annual financial statements furnished by Borrower must be prepared in reasonable detail and in accordance with GAAP (or tax accounting reconciled to GAAP) and audited by a reputable accounting firm in form and substance acceptable to Lender and with such certifications as Lender may specify. The foregoing financial statements shall have been deemed delivered to the Lender (and Borrower shall have complied in all respects with the requirements of this Section 4.2.1) without any other action required by Borrower upon the filing of the Borrower’s 10-K each year with the Securities Exchange Commission.

4.2.2 Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, and as otherwise reasonably requested by Lender, Borrower must furnish to Lender the following: (i) financial statements of Borrower for the fiscal quarter end, which financial statements must include, but not be limited to, a balance sheet, a statement of income or loss; and (ii) any other financial statements and information that Lender reasonably requests. All quarterly financial statements furnished by Borrower must be prepared in reasonable detail and in accordance with GAAP (or tax accounting reconciled to GAAP). The foregoing financial statements shall have been deemed delivered to the Lender (and Borrower shall have complied in all respects with the requirements of this Section 4.2.2) without any other action required by Borrower upon the filing of the Borrower’s 10-Q each quarter with the Securities Exchange Commission.

In the event Borrower fails to furnish any of the foregoing financial statements in accordance with the terms of Sections 4.2.1 and 4.2.2, the same will be an Event of Default and in addition to any other remedies available, Lender may cause an audit to be made of the respective books and records at the sole cost and expense of Borrower. Lender will also have the right to examine at their place of safekeeping at reasonable times mutually agreeable between Borrower and Lender (but in no event more than two (2) business days after the request from Lender) all books, accounts and records relating to the operation of the Mortgaged Property.

4.3 Books and Records; Inspection and Examination. Maintain accurate books and records in accordance with generally accepted accounting principles (“GAAP”) consistently applied, as applicable. Upon request and reasonable notice by Lender, Borrower must permit any representative of Lender, at any reasonable time mutually agreeable between Borrower and Lender (but in no event more than two (2) business days after the request from Lender) during business hours, to inspect, audit, examine, and make copies of all corporate and financial books and records of Borrower and to inspect the Collateral and other property of the Borrower.

4.4 Compliance with Laws. Borrower will comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority in the conduct of its business.

4.5 Documents. Borrower will duly perform and observe all of the covenants, agreements and conditions on its part to be performed and observed under the Agreement, Loan Documents, Organizational Documents, and Leasing Documents, and any and all other agreements and instruments to which Borrower is a party related to the Mortgaged Property. Borrower will not, without the prior written consent of Lender, surrender, terminate, cancel, rescind, supplement, alter, revise, modify, amend or assign or pledge its interest in any of the foregoing documents. Borrower must not excuse or waive a default of a third party under any of these documents without the prior consent of Lender. Borrower will, upon request by Lender, provide Lender with a fully executed copy of each of these documents together with all exhibits and attachments and all amendments and modifications.

4.6 Payment of Taxes and Other Claims. Borrower must file when due all required tax returns and will pay when due all material taxes, assessments and other governmental charges and will pay when due all lawful claims for labor, material and supplies, which, if unpaid, might become a lien against the Collateral, except any such taxes, assessments or other governmental charges which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

4.7 Insurance. Borrower must provide and maintain at all times insurance in such forms and covering such risks and hazards and in such amounts and with such companies as are reasonably satisfactory to Lender and as may be required by the Mortgage. Losses will be payable in accordance with the provisions of the Mortgage. Upon request of Lender, Borrower must furnish to Lender reports of each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the properties insured; (e) the then current property values on the basis of which insurance has been obtained and the manner of determining those values and (f) the expiration date of the policy.

4.8 Legal Existence and Operation of the Business. Borrower will preserve and maintain its legal existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and will conduct its business affairs in a reasonable and prudent manner in compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, business and operations, except where the failure to so maintain such rights, privileges and franchises could not reasonably be expected to have a material adverse effect on the Borrower or its ability to perform its obligations hereunder. Borrower will not make any substantial change in the nature of Borrower’s business as conducted as of the date of this Agreement.

4.9 Maintenance of the Collateral and Mortgaged Property. Borrower must not abandon the Mortgaged Property. Borrower must keep and maintain the Collateral in good condition, repair and operating condition, normal wear and tear excluded, free from any waste or misuse. Borrower must keep and maintain all property, buildings, improvements or structures now or hereafter located on the Mortgaged Property in good condition, repair and operating condition, normal wear and tear excluded, and will from time to time make necessary repairs, renewals and replacements.

4.10 Inspection of the Collateral. Lender or its designated representative, will, at all times during the making of the Loan, have the right of entry and free access during regular business hours at times mutually agreeable to the Borrower and Lender (but in no event more than two (2) business days after the request from Lender) to the Collateral, including the Mortgaged Property, and the right to inspect all work done regarding the Improvements, labor performed and materials, if any, furnished in and about the Mortgaged Property and the right to inspect all books, contracts and records of Borrower relating to the Collateral; provided that suitable arrangements are made to minimize disruption of business.

4.11 Litigation. Borrower must promptly advise Lender in writing of all litigation and all notices, complaints and charges made by any governmental authority which could reasonably be expected to have a material adverse effect on a material portion of the Collateral, the Land, Improvements or Borrower, or its business or the ability of the Borrower to perform its obligations hereunder.

4.12 Notice to Lender. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any reportable event or prohibited transaction, each as defined in ERISA, or any funding deficiency with respect to any plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $250,000.

4.13 Payment of Loan Origination Fee. Borrower must pay to Lender the entire Loan Origination Fee not later than the closing of the Loan. The Lender will be entitled to disburse the Loan Origination Fee directly to itself out of the Loan.

4.14 Additional Acts. Borrower agrees upon demand of Lender to do any act or execute any additional documents (including, but not limited to, mortgages against real property and security agreements on any personal property included or to be included in the Collateral) as may be reasonably required by Lender to secure the Note or confirm the lien of the Mortgage or the other Loan Documents. Upon the demand of Lender for reasonable cause, from time to time and at any time, Borrower agrees to deliver to Lender updated and recertified copies of the Loan Documents.

4.15 Updated Appraisal. Upon reasonable request of Lender, Borrower, at its cost and expense, further agrees to furnish Lender with an updated appraisal of the Mortgaged Property and a certificate from Title setting forth all owners of and encumbrances on the Mortgaged Property, provided that Borrower will not be required to provide such appraisal and such certificate more than once in any twelve (12) month period. Any updated appraisal must be prepared by an appraiser approved by Lender and the appraisal must be prepared in a manner reasonably acceptable to Lender and in accordance with all applicable laws.

4.16 Deposit Account. Borrower must maintain the Deposit Account with Lender at all times during the term of this Agreement for the funds of Borrower related to the Mortgaged Property with the authorization to deduct payments made under the Note directly from this account. All rents received under any and all Leases must be deposited into this account.

4.17 Financial Covenants.

4.17.1 Debt Service Coverage Ratio. Borrower will not permit Borrower’s debt service coverage ratio as determined by Lender as of the last day of any fiscal quarter of the Borrower to be less than 1.15 to 1. The debt service coverage ratio means the ratio of (a) the Borrower’s EBITDA to (b) the aggregate amount of principal and interest due and payable by the Borrower under the Loan and any other loans.

The debt service coverage ratio shall each be calculated quarterly using the preceding 12 months of the Borrower’s operations utilizing the Borrower’s public financial statements and Borrower-prepared supplemental schedules.

Notwithstanding anything to the contrary contained herein, in the event that Borrower desires to cure any default of the financial covenant contained in this Section 4.17.1 for any period, the Borrower (x) has a right to cure an EBIDTA Shortfall of less than one hundred thousand dollars ($100,000.00), and (y) has a right to request that the Lender permit a cure of an EBIDTA Shortfall, as set forth herein.

(a) In the event the EBITDA Shortfall is less than one hundred thousand dollars ($100,000.00) for any period and the Borrower desires to cure any default of the financial covenant contained in this Section 4.17.1 for said period, Borrower shall (i) provide Lender with written notice of such intention to cure no later than five (5) calendar days prior to the date that the financial statements for such period are required to be delivered pursuant to Section 4.2 (the “Cure Notice”) and (ii) within five (5) calendars days after delivery of the Cure Notice, make a voluntary prepayment of the Loan (the “Cure Payment”) in an amount equal to the EBITDA Shortfall.

If a Cure Notice has been delivered, then from the last day of the period related to such Cure Notice until the earlier to occur of receipt by the Lender of the Cure Payment or expiration of the five (5) day period described in clause (ii) of the prior paragraph, Lender shall not impose default interest, assess any late charge, accelerate any obligations owing under any Loan Document, terminate any commitment to lend or exercise any enforcement remedy against Borrower or any of its properties solely as a result of the financial covenant default that has been (or is to be) cured pursuant to the terms hereof. Upon timely receipt by Lender of the Cure Payment (which shall be applied by Lender as voluntary prepayment of the Loan in accordance with the terms hereof), the Event of Default on account of such failure to satisfy the financial covenants set forth in this Section 4.17.1 shall be deemed cured, and for all other purposes and calculations hereunder, the Cure Payment shall be deemed to be included in the calculation of EBITDA for the period with respect to which the Cure Notice was delivered. If the Borrower fails to deliver the Cure

Payment prior to expiration of the five (5) day period described in clause (ii) of the prior paragraph, an Event of Default will exist and the Lender may exercise all of the remedies to which it is entitled.

(b) In the event the EBITDA Shortfall is one hundred thousand dollars ($100,000.00) or more for any period and the Borrower desires to cure any default of the financial covenant contained in this Section 4.17.1 for said period, Borrower shall (i) provide Lender with a written request to cure the EBITDA Shortfall no later than five (5) calendar days prior to the date that the financial statements for such period are required to be delivered pursuant to Section 4.2 (the “Cure Request”). Upon receipt of the Cure Request, the Lender will promptly respond to the Borrower (a “Cure Response”) regarding whether the Lender will permit Borrower to cure the default and the amount that is necessary to pay as the Cure Payment. If the Lender does not respond to the Cure request within five (5) calendar days after delivery of the Cure Request, the Cure Request will be deemed to be denied. Borrower will have five (5) days after receipt of the Cure Response to pay the Cure Payment specified in the Cure Response.

If a Cure Request has been delivered, then from the date of delivery of the Cure Request until the earlier to occur of receipt by the Lender of the Cure Payment specified in the Cure Response or Lender’s delivery of a Cure Response declining Borrower’s request to cure the default, the Lender shall not impose default interest, assess any late charge, accelerate any obligations owing under any Loan Document, terminate any commitment to lend or exercise any enforcement remedy against Borrower or any of its properties solely as a result of the financial covenant default that has been (or is to be) cured pursuant to the terms hereof. Upon timely receipt by Lender of the Cure Payment specified in the Cure Response (which shall be applied by Lender as voluntary prepayment of the Loan in accordance with the terms hereof), the Event of Default on account of such failure to satisfy the financial covenants set forth in this Section 4.17.1 shall be deemed cured, and for all other purposes and calculations hereunder, the Cure Payment shall be deemed to be included in the calculation of EBITDA for the period with respect to which the Cure Notice was delivered. If the Borrower fails to deliver the Cure Payment specified in the Cure Response prior to expiration of the five (5) day period after receipt of the Cure Response, an Event of Default will exist and the Lender may exercise all of the remedies to which it is entitled.

For purposes of this section, “EBITDA Shortfall” shall mean that amount which, if included in the calculation of EBITDA for the period with respect to which the Cure Notice has been delivered, would cause the Borrower to be in compliance with the financial covenant set forth in this Section 4.17.1 for such period.

4.17.2 Growth Capital Expenditures. The Borrower shall not make, or become legally obligated to make for each fiscal year, Growth Capital

Expenditures costing in excess of two million dollars ($2,000,000) in the aggregate during any such fiscal year, unless the Borrower shall have had at least a trailing 12 month average of $2,000,000 in cash in deposits with the Lender at the time of the making of any such Growth Capital Expenditure.

4.18 Delivery of Quarterly Compliance Certificate. The Borrower shall furnish to the Lender at the time it delivers (or is deemed to deliver) each set of financial statements required by Section 4.2.2 hereof a Compliance Certificate in substantially the form of Schedule 4.18 hereto, duly executed by either the Borrower’s chief executive officer, chief financial officer or chief accounting officer, which shall set forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with the financial covenants contained in Section 4.17 hereof.

4.19 Post-Closing Covenants.

4.19.1 Letters of Credit. Within forty-five (45) days after the date of this Agreement, Borrower must (i) obtain from the beneficiaries thereof all letters of credit (the “WF L/Cs”) issued by Wells Fargo Bank, National Association (“Wells Fargo”) under that certain Third Amended and Restated Credit Agreement dated as of May 8, 2015 by and among Wells Fargo and the Borrowers, (ii) obtain the release of all cash collateral held by Wells Fargo securing the WF L/Cs, (iii) deposit the cash collateral released by Wells Fargo with Lender to collateralize the following letters of credit to be issued by the Lender under separate written agreements between Borrower and Lender:

Letter of Credit Number	Location	Amount
#338	Lyndi	$140,000.00
#340	Algonquin	$135,000.00
#341	KDR-Oswego	$120,000.00
#342	Broaddale	$200,000.00

4.19.2 Surveys. Within ninety (90) days after the date of this Agreement, Borrower must deliver, without expense to Lender, current surveys for the Mortgaged Property certified to Lender and Title that are acceptable to Lender and which are sufficient for Title to append a “same as survey” endorsement to the title policy.

4.19.3 Environmental Matters. Within ninety (90) days after the date of this Agreement, Borrower must deliver, without expense to Lender, the Phase II Environmental Assessment.

Section 5. Negative Covenants of Borrower. Borrower further covenants, that so long as Lender remains committed to extend credit to Borrower pursuant to this Agreement, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Lender under any of the Loan Documents remain outstanding (other than inchoate indemnification obligations for which no claim has been made), and until payment in full of all obligations of Borrower in connection with the Loan, that Borrower will not do, and will not permit any Affiliate or other person to do, without Lender’s prior written consent, any of the following:

5.1 Use of Funds. Use any of the proceeds of any credit extended under this Agreement, except for the purposes stated in this Agreement.

5.2 Liens. Except for the Permitted Liens listed in Schedule 5.2, Borrower must not create, incur or cause to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer with respect to all or any portion of the Collateral to secure any Indebtedness, and Borrower will continue to own and have good title to all of the Collateral free and clear of all liens and security interests. Except with respect to the Permitted Liens, Borrower must not execute or authorize any party to execute any security documents or financing statements with respect to the Collateral.

5.3 Indebtedness. Borrower must not incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Lender, (b) subordinated debt approved in writing by Lender, and (c) the Indebtedness secured by the Permitted Liens, (d) any other liabilities of Borrower existing as of the date hereof and disclosed to Lender in writing as Permitted Indebtedness and listed in Schedule 5.3, and (e) any extension, renewal or replacement of such excepted Indebtedness (so long as such Indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement).

5.4 Restrictions on the Sale or Transfer of Assets and Ownership Interests; Acceleration upon Transfer. Borrower will not cause a Transfer to occur and will not change the person or entity controlling or managing Borrower, without obtaining, in each instance, the written approval of Lender.

5.5 Consolidation and Merger. Borrower will not consolidate with or merge into any other entity, or permit any other entity to merge into Borrower, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other entity.

5.6 No Expansion of Improvements. Borrower further agrees that it will not expand any material Improvements or erect any new material Improvements, provided nothing herein precludes Borrower from constructing Improvements necessary or desirable for Borrower’s business purposes which are non-structural in nature and which do not constitute material alterations, affect the nature of use, structure or utility, or decrease the market value of the Mortgaged Property.

5.7 Transactions With a Related Party. Borrower must not enter into or be a party to any transaction with any Related Party except in the ordinary course of and pursuant to the reasonable requirements of such business and upon fair and reasonable terms that are no less favorable than would be obtained in a comparable arms-length transaction with a third party.

5.8 Restrictions on Nature of Business. Borrower will not make any substantial change in the nature of Borrower’s business as conducted as of the date of this Agreement.

Section 6. Events of Default.

6.1 Events of Default. Each of the following events will constitute an “Event of Default” under this Agreement:

6.1.1 Borrower’s failure to make a payment of principal, interest or other amounts as and when due under the Note.

6.1.2 If at any time any representation or warranty made by Borrower in this Agreement or in any other Material Loan Document or under any financial statement or certificate provided by Borrower to Lender proves to be incorrect, false or misleading in any material respect when furnished or made.

6.1.3 If Borrower fails to perform, without expense to Lender and within a reasonable period of time after receipt of the Phase II Environmental Assessment, any remediation of environmental matters on the Mortgaged Property which are both (x) recommended by the environmental consultant performing the post-closing Phase II Environmental Assessment, and (y) deemed reasonable and appropriate by Lender; provided, however, that any such Event of Default pursuant to this Section 6.1.3 shall be deemed cured in all respects automatically if and to the extent Borrower promptly pays to Lender the Release Amount (as set forth on Schedule 2.3) with respect to the Mortgaged Property to which the Phase II Environmental Assessment applies.

6.1.4 If Borrower fails to perform or observe (subject to any cure right provided for herein) any of the covenants, conditions or terms contained in this Agreement (other than covenants, conditions or terms otherwise specifically addressed in this Section 6) or any Material Loan Document.

6.1.5 If at any time title to any part of the Collateral or the Mortgaged Property is not satisfactory to Lender by reason of any lien, encumbrance or other defect (even though the same may have existed at the time of any advance) except those matters affecting title which have at any time been consented to in writing by Lender, and such lien, encumbrance or other defect is not corrected to Lender’s satisfaction within thirty (30) days after notice to Borrower,

6.1.6 If Borrower fails to comply with any requirement of any governmental authority within thirty (30) days after notice in writing of such requirement has been given to Borrower by such governmental authority, subject to any rights of Borrower to contest such requirement as provided in the Mortgage or hereunder.

6.1.7 If a petition in bankruptcy or for reorganization or for an arrangement under any bankruptcy or insolvency law or for a custodian, receiver or trustee for any of its property is filed by Borrower, or if a petition in bankruptcy or for reorganization or for an arrangement under any bankruptcy or insolvency law or for a custodian, receiver or trustee of any of Borrower’s property is filed against Borrower which is not dismissed within sixty (60) days, or if a custodian, receiver or trustee of any property of Borrower is appointed and is not discharged within sixty (60) days, or if Borrower makes an assignment for the benefit of creditors or generally does not pay its debts as they become due, or if Borrower be adjudged insolvent by any state or federal court of competent jurisdiction, or if an attachment or execution is levied against any substantial portion of the property of Borrower which is not discharged within sixty (60) days.

6.1.8 If Borrower is dissolved, liquidated or otherwise not in existence, or any of Borrower’s directors, governors, shareholders, members or owners initiate any such action.

6.1.9 If any other Material Loan Document is revoked or terminated.

6.1.10 Failure to timely provide financial statements as required hereunder.

6.1.11 A default in the payment or performance by Borrower of any of the terms and conditions of the Leasing Documents.

6.1.12 If Borrower is in default under any other agreement with Lender (whether in connection with the Loan or otherwise) other than any Letter of Credit Agreement and any required notice has been given and any time in which to cure the default has elapsed; it being understood that any default or event of default under any Letter of Credit Agreement shall not itself cause an Event of Default hereunder or under any other Loan Document. For purposes of the foregoing, “Letter of Credit Agreement” shall mean any business loan agreement, promissory note or other similar agreement or instrument supporting, evidencing or otherwise executed in connection with each letter of credit now or hereafter issued by the Lender for the benefit of the Borrower or any affiliate of the Borrower.

6.2 Remedies. If any Event of Default occurs, except where otherwise provided in this Agreement or the Loan Documents, all commitments and obligations of Lender under this Agreement or the Loan Documents or any other agreement will immediately be suspended or terminated (including any obligation to make advances for which Lender will not be obligated to make upon the happening of any event set forth in Section 6.1 regardless of whether or not any required notice was given) at Lender’s option, and/or Lender may, at its option, declare the entire Indebtedness owed to Lender immediately due and payable and may foreclose the Mortgage and any other collateral given as security for the Loan, all without notice of any kind to Borrower, except that in the case of an Event of Default described in Section 6.1.7), such acceleration will be automatic and not optional. Following an Event of Default, Lender will have all remedies available under the Loan Documents and at law or in equity, and all such remedies will be cumulative and not exclusive.

Section 7. Miscellaneous.

7.1 No Waiver. No delay, failure or discontinuance of Lender in exercising any right, power or remedy under any of the Loan Documents will affect or operate as a waiver of such right, power or remedy; nor will any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise of those rights, powers or remedies or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default under any of the Loan Documents must be in writing and is effective only to the extent set forth in the writing.

7.2 Notices. Any notices and other communications permitted or required by the provisions of this Agreement (except for telephonic notices expressly permitted) must be in writing and will be deemed to have been properly given or served by depositing the same with the United States Postal Service, or any official successor thereto, designated as Certified Mail, Return Receipt Requested, bearing adequate postage, or deposited with reputable private courier or overnight delivery service, and addressed as hereinafter provided. Each such notice will be effective upon being deposited or delivered as aforesaid. The time period within which a response to any such notice must be given, however, will commence to run from the date of receipt of the notice by the addressee thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice sent. By giving to the other party hereto at least ten (10) days’ notice thereof, either party hereto will have the right from time to time to change its address and will have the right to specify as its address any other address within the United States of America.

Each notice to Lender will be addressed as follows:

Venture Bank

2640 Eagan Woods Drive

Eagan, MN 55121

Attn: Bryan Frandrup

Phone No:      (651) 289-2222

Fax No.:         (651) 289-0200

Each notice to Borrower will be addressed as follows:

Famous Dave’s of America, Inc.

Minwood Partners, Inc.

12701 Whitewater Drive, Suite 200

Minnetonka, MN 55343

Attn: Chief Executive Officer

Phone No:      (952) 294-1300

Fax No.:         (        )

7.3 Costs, Expenses and Attorneys’ Fees. Borrower agrees to pay to Lender immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Lender’s in-house counsel), expended or incurred by Lender in connection with: (a) the negotiation and preparation of this Agreement and the other Loan Documents, Lender’s continued administration of this Agreement and the Loan Documents, and the preparation of any amendments and waivers of this Agreement and the Loan Documents; (b) the enforcement of Lender’s rights and/or the collection of any amounts that become due to Lender under any of the Loan Documents; and (c) the prosecution or defense of any action in any way related to any of the Loan Documents including, without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower or any other person or entity.

7.4 Successors; Assignment. This Agreement is binding upon and inures to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; except that Borrower may not assign or transfer its interest under this Agreement without Lender’s prior written consent. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits under each of the Loan Documents. In connection therewith, Lender may disclose all documents and information that Lender now has or may later acquire relating to any credit subject to the Loan Documents, Borrower or its business, or any collateral required under the Loan Documents.

7.5 Entire Agreement; Amendment. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Lender with respect to each credit subject to the Agreement and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter contained in the Agreement and the Loan Documents. The terms and provisions of the Loan Proposal are hereby terminated and superseded by this Agreement. This Agreement may be amended or modified only in writing signed by each party.

7.6 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity may be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with this Agreement or any other of the Loan Documents to which it is not a party.

7.7 Time. Time is of the essence for each and every provision of this Agreement and each of the other Loan Documents.

7.8 Severability. If any provision of this Agreement is prohibited by or invalid under applicable law, the provision will be ineffective only to the extent of the prohibition or invalidity without invalidating the remainder of the provision or any remaining provisions of this Agreement.

7.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered is deemed to be an original, and all of which when taken together constitute one and the same Agreement.

7.10 Consent to Jurisdiction. The Borrower submits and consents to personal jurisdiction of the Courts of the State of Minnesota and Courts of the United States of America sitting in such State for the enforcement of this instrument and waives any and all personal rights under the laws of any state or the United States of America to object to jurisdiction in the State of Minnesota. Litigation may be commenced in any state court of general jurisdiction for the State of Minnesota or the United States District Court located in that state, at the election of the Lender. Nothing contained herein prevents Lender from bringing any action against any other party or exercising any rights against any security given to Lender, or against the Borrower personally, or against any property of the Borrower, within any other state. Commencement of any such action or proceeding in any other state does not constitute a waiver of consent to jurisdiction or of the submission made by the Borrower to personal jurisdiction within the State of Minnesota.

7.11 Governing Law. Notwithstanding the place of execution of this Agreement, the parties to this Agreement have contracted for Minnesota law to govern this Agreement and it is agreed that this Agreement is made pursuant to and will be construed and governed by the laws of the State of Minnesota without regard to principles of conflicts of laws.

7.12 Waiver of Jury Trial. THE BORROWER WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH ANY PARTIES TO THIS AGREEMENT ARE INVOLVED DIRECTLY OR INDIRECTLY AND ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, AND WHETHER ARISING OR ASSERTED BEFORE OR AFTER THE DATE OF THIS AGREEMENT.

7.13 Right of Setoff. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.

7.14 Cross Collateralization. In addition to the Note, this Agreement secures all obligations, debts and liabilities, plus interest thereon, of Borrower to Lender, or any one or more of them, as well as all claims by Lender against Borrower or any one or more of them, whether now existing or hereafter arising, whether related or unrelated to the purpose of the Note, whether voluntary or otherwise, whether due or not due, direct or indirect, determined or undetermined, absolute or contingent, liquidated or unliquidated, whether Borrower may be liable individually or jointly with others, whether obligated as guarantor, surety, accommodation party or otherwise, and whether recovery upon such amounts may be or hereafter may become barred by any statute of limitations, and whether the obligation to repay such amounts may be or hereafter may become otherwise unenforceable.

7.15 Joint and Several Liability. Since two corporations are executing this Agreement as Borrower, the liability of each such corporation to pay and perform all obligations under the Loan Agreement and the other Loan Documents shall be joint and several. Each Borrower shall remain liable for all obligations under the Loan and Loan Documents notwithstanding any provisions of law that may prevent the Lender from enforcing such obligations against the other Borrower.

7.16 Changes to Financial Reporting. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that if, after the date hereof, there are any changes to GAAP or if GAAP is replaced by another set of accounting rules and principles to which the Borrower is subject, the parties shall mutually agree to revise the financial covenants and definitions affected thereby so that they conform to such modifications after giving effect thereto.

7.17 Waiver and Subordination of Co-Borrower Claims. Each Borrower unconditionally and absolutely waives:

7.17.1 all claims, rights and remedies, and all rights of subrogation, indemnity, exoneration, contribution or reimbursement whatsoever, and any right of recourse to the security given to the Lender, that a Borrower may have against the other Borrower until all of the obligations under the Loan and Loan Documents are fully paid and discharged. Borrower understands that Borrower may have rights under applicable law to be subrogated to such security and knowingly waives and relinquishes such rights and any claim that any subrogation rights were abrogated by any acts of Lender. Borrower agrees that all current and future obligations under the Loan and Loan Documents shall be superior to all current and future claims, rights and remedies that a Borrower may have against the other Borrower. Borrower subordinates all current and future claims, rights and remedies that Borrower may have against the other Borrower to all current and future claims, rights and remedies that Lender may have against Borrower; and

7.17.2 any right that Lender prosecutes collection of the Loan or resorts to any instrument or security given to secure the Loan or proceeds against the other Borrower or against any other guarantor or surety prior to enforcing the Loan and Loan Documents against a Borrower. Lender may, in its sole discretion, proceed in joint or separate action against each Borrower and pursue its remedies against each Borrower or any other guarantor or surety without affecting its rights against the other Borrower.

signature pages follow

IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the date first above written.

BORROWER:

FAMOUS DAVE’S OF AMERICA, INC., a Minnesota corporation,

By:	/s/ Dexter Newman
Dexter Newman, its Chief Financial Officer

MINWOOD PARTNERS, INC., a Delaware corporation,

By:	/s/ Dexter Newman
Dexter Newman, its Chief Financial Officer

signature page to Loan Agreement

- re: Famous Dave’s Loan 1

S-1

LENDER:

VENTURE BANK,

a Minnesota banking corporation

By:	/s/ Bryan Frandrup
Bryan Frandrup, its VP and Commercial Loan Officer

signature page to Loan Agreement

- re: Famous Dave’s Loan 1

S-2

SCHEDULE 2.3 TO LOAN AGREEMENT

RELEASE AMOUNTS

Property Address	City	Release Amount
14601 Highway 7	Minnetonka	$2,460,000
1490 Donegal Drive	Woodbury	$2,370,000
3211 Northdale Boulevard	Coon Rapids	$2,580,000
11308 Highway 55	Plymouth	$1,310,000

SCHEDULE 3.4 TO LOAN AGREEMENT

LITIGATION AND JUDGMENTS

Famous Dave’s of America, Inc. v. SR El Centro, Inc., et al., Superior Court of the State of California, County of Los Angeles, Central Division, Case No. BC589329, filed July 24, 2015.

SR El Centro, Inc., et al. v. Famous Dave’s of America, Inc., Superior Court of the State of California, County of Los Angeles, Case No. NC060189, filed July 28, 2015.

Cascade PDX Partners, LLC, et al. v. Kurt Schneiter, et al., Superior Court of the State of California, County of Orange, Central Justice Center, Case No. 30-2014-00752683-CU-BC-CJC, filed October 23, 2014.

SCHEDULE 3.9 TO LOAN AGREEMENT

EXCEPTIONS TO OTHER OBLIGATIONS

NONE

SCHEDULE 3.10 TO LOAN AGREEMENT

EXCEPTIONS TO ENVIRONMENTAL MATTERS

NONE

SCHEDULE 4.18 TO LOAN AGREEMENT

COMPLIANCE CERTIFICATE

Pursuant to Section 4.18 of the Loan Agreement, dated as of December 2, 2016, (the terms defined therein being used herein as therein defined and terms used herein and not otherwise defined therein being used herein as defined in the Loan Agreement) between FAMOUS DAVE’S OF AMERICA, INC., a Minnesota corporation, and MINWOOD PARTNERS, INC., a Delaware corporation (collectively, the “Borrower”), and VENTURE BANK, a Minnesota banking corporation (“Lender”), the Borrower hereby certifies to Lender as follows:

1. The financial statements of the Borrower attached hereto for the period ending             , 20    , are maintained on a consolidated and consolidating reporting basis and are complete and correct in all material respects and fairly present the financial condition of the Borrower as of the date of said financial statements and results of its business operations for the period covered thereby, and are prepared in reasonable detail and in accordance with GAAP (or tax accounting reconciled to GAAP).

2. As of             , 20     (the “Reporting Date”), the Borrower is in compliance with Section 4.17.1 of the Loan Agreement. The calculations made to determine compliance with such provision were as follows:

DEBT SERVICE COVERAGE RATIO:

The Ratio of:

On a consolidated basis:
net income (net loss)	$

interest expense	+

income tax expense	+

depreciation and amortization expense	+

non-cash charges and losses, including any write-offs or write-downs and in respect of equity-based compensation and asset impairment	+

non-recurring legal or severance costs, fees or charges paid in cash	+

Subtotal	$

To

the aggregate amount of principal and interest due and payable by the Borrower under the Loan and any other loans	$

Actual Ratio

Minimum Required per Covenant This Period		1.15

2. As of             , 20     (the “Reporting Date”), the Borrower is in compliance with Section 4.17.2 of the Loan Agreement. The calculations made to determine compliance with such provision were as follows:

GROWTH CAPITAL EXPENDITURES

Total Growth Capital Expenditures this reporting period	$

Total Growth Capital Expenditures to date for current fiscal year	$

Remaining allowable Growth Capital Expenditures for current fiscal year	$

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Dated:             , 20

FAMOUS DAVE’S OF AMERICA, INC., a Minnesota corporation,

By:
Dexter Newman, its Chief Financial Officer

MINWOOD PARTNERS, INC., a Delaware corporation,

By:
Dexter Newman, its Chief Financial Officer

SCHEDULE 5.2

PERMITTED LIENS

Permitted Liens means the following:

1. Mortgages, deeds of trust, pledges, liens, security interests and assignments with respect to all or any portion of the Collateral to secure any indebtedness in existence as of the date of this Agreement and listed as follows:

(a)	The Mortgage as defined under this Agreement; and

The aforesaid excludes any such lien as to Collateral described in the lien that has been released or limited but includes any subsequent extension or renewal of such lien to the extent (i) the related extension or renewal of the indebtedness secured thereby is otherwise permitted under this Agreement, (ii) the principal amount secured thereby is not increased above the amount outstanding immediately prior to such extension or renewal, and (iii) the property securing the lien is not increased.

2. Liens for taxes or assessments or other governmental charges to the extent specifically not required to be paid under this Agreement.

3. Liens and security interests granted to Lender.

4. Bankers’ liens, rights of set-off or similar rights as to accounts maintained with a financial institution.

SCHEDULE 5.3 TO LOAN AGREEMENT

PERMITTED INDEBTEDNESS

Permitted Indebtedness means the following:

NONE